Exhibit 99.2
Third Quarter 2010: Highlights Increase in EPS of $0.1 3 per share (diluted) for the second quarter of 2010 versus the second quarter of 2009. On a year-to-date basis, Chesapeake’s legacy businesses have generated 20% and 1 7% net income and EPS growth, respectively. Chesapeake’s CFC division contributed approximately $554,000 to gross margin, ESNG’s recent expansion and new services added $390,000 to gross margin. ESNC received FERC approval and has started construction on the Mainline Extension Interconnect Project with TETCO. The three-year phase-in project is estimated to add $2.2 million in annual margin based on 20,000 dekatherms per day in the first year and up to $4.3 million in annual margin based on 40,000 dekatherms per day in year three. Service under this project is expected to begin in January 2011. New natural gas distribution, residential, commercial and industrial growth on the Delmarva Peninsula added $154,000 in margin. Income Statement Data for the Quarters Ended September 30, 2010 & 2009 (in thousands, except shares and per share data) Chesapeake and Subsidiaries 2010 2009 Gross Margin(1) Regulated Energy S26,2G4 $13,027 Unregulated Energy 4,420 3,300 Other 1,396 1,015 Total Gross Margin $32,080 $17,342 Operating Income (Loss) Regulaled Energy $6.536 $2,971 Unregulated Energy (12,237) (1,361) Other 284 647 Total Operating Income $4,583 $2.257 Heating Degree-Days — Delmarva Peninsula Actual 50 80 10-year average (normal) 60 SB Healing Degree-Days — Florida Actual - — 10-year average (normal) - - Cooling Degree Days — Florida Actual 1,654 1,425 10-year average (normal) 1,405 1.466 (1) “Gross margin” is determined by deducting the cost of sales from oporating revenue. Cost of sales includes the purchased fuel cost for naturals, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non- GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demostrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competive pricing structure for non-regulated segments. Cehesapeake’s management uses gross margin in measuring ists business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner. FPU contributed $1.1 million of net income, or 66% of total net income. Operating Statistics Share Data <sc>For the</sc> <sc>Three months Ended</sc> September 30, 2010 Chesapeake Rorida NG FPU NG FPU Electric Distribution Operating Revenues (in thousands) Residental $4,041 $3,596 $16,961 3,166 816 6,649 13,463 Industrial an 1,134 1,810 1,441 Other (1) 420 414 (4,624) Total Operating Revenues $8,428 S3.311 $26,331 Volume (in Mcys/MMHs) 140,670 41,779 170,649 108,779 250,502 607,154 100,688 Industrial 467,142 362,961 13,230 Other 68,531 Total 1,001,566 3,173,790 1,199,286 211,841 Average customers Residental 46,908 1 13,388 23,694 4,933 1.133 4,472 7,363 Industrial 178 69 1,316 1 1 52,023 14,580 62,522 30,960 Twelve Months Ended 9/30/3010 12/31/2009 9/30/2009 Closing Price $36.22 S32,05 S30,99 Book Value 523.41 S22.33 S18.73 Market to Book Ratio 1.55x l,44x l,65x Dividend Yield 3,64% 3.93% 3.94% Market Capitalisation (Millions) S344 S301 $214 Basic Earnings Per Share S2.71 S2.17 $2.06 (continuing operations) Annualized Dividend Per Share S1.3Z Sl.26 SI,22 Dividend Payout Ratio 55% 58% 56% Average Shares Outstanding 9,258,686 7,313,320 5,850,450 Price/Earnings Ratio 13.3x 14.7x 16,3x (continuing operations) CPKNYSE 909 Silver Lake Boulevard, Dover, DE 19904 Telephone: 302.734.6799 I Fax: 302.734.6750 I <US>www.chpk.com</U> s